PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-145478

OFFER TO EXCHANGE

$150,000,000

8 1/2% Senior Notes due 2012

that have been registered under the

Securities Act of 1933

for all outstanding unregistered

8 1/2% Senior Notes due 2012

We are offering to exchange $150,000,000 aggregate principal amount of the outstanding, unregistered 8 1/2% Senior Notes due 2012 issued by Alliance One International, Inc. that you now hold for new, substantially identical 8 1/2% Senior Notes due 2012 that will be free of the transfer restrictions of the old notes. This offer will expire at 5:00 p.m. New York City time, on October 1, 2007, unless we extend the exchange offer in our sole and absolute discretion. You must tender your old, unregistered notes of a series by the deadline to obtain new, registered notes of the same series.

We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes after the initial sale of the old notes. The exchange offer applies to any and all old notes tendered by the deadline.

We will not list the new notes on any established exchange. The new notes of a series will have the same financial terms and covenants as the old notes of the same series, and are subject to the same business and financial risks.

See Item 1A “Risk Factors” in our Annual Report on Form 10-K and “ Risk Factors” herein beginning on page 10 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

We are not making the exchange offer in any state or jurisdiction where they are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2007.

Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending not less than 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” the documents listed below that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended March 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	Our Current Reports on Form 8-K filed April 2, 2007, April 5, 2007, June 4, 2007, June 11, 2007, July 11, 2007; July 30, 2007 and August 22, 2007; and

•	Our Proxy Statement on Schedule 14A relating to our 2007 Annual Meeting of Stockholders.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the exchange offer will, from the date of filing such documents, automatically update and supersede information contained in this prospectus as if that information were included in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement and the documents incorporated by reference therein. This prospectus and the documents incorporated by reference summarize material provisions of contracts and other documents attached as exhibits to the registration statement. Since these summaries may not contain all of the information that you may find important, you should review the full text of these exhibits.

Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

Attention: Investor Relations.

Oral requests should be made by telephoning (919) 379-4300.

In order to obtain timely delivery, you must request the information no later than Monday, September 24, 2007, which is five business days before the expiration date of the exchange offer.

The registration statement, as well as such reports, exhibits and other information filed by us with the SEC can also be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Public Reference Section of the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information about its public reference room. Our SEC filings are also available without charge on the SEC’s Internet site at http://www.sec.gov.

In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of the U.S. securities laws. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about the anticipated benefits of the merger between DIMON Incorporated and Standard Commercial Corporation, including future financial and operating results, our plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management of Alliance One and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “plans,” “intends,” “may,” “might,” “should,” “continue,” “could,” “potential,” or “will,” or similar expressions in this prospectus or in documents incorporated by reference herein.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the risk factors described in our Annual Report on Form 10-K for the year ended March 31, 2007 under the heading Item 1A “Risk Factors”;

•	our ability to comply with financial covenants and other terms in our credit facility, the indenture governing the notes and other agreements related to financings;

•	changes in anticipated geographic product sourcing;

•	political instability in leaf tobacco sourcing locations;

•	currency and interest rate fluctuations;

•	shifts in the global supply and demand position for tobacco products;

•	the impact of regulation and litigation on cigarette manufacturers, who are among our customers; and

•	the impact of consolidation among multinational cigarette manufacturers.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated herein by reference, the dates of those documents.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

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PROSPECTUS SUMMARY

This brief summary highlights selected information contained in this document and the documents we have incorporated in this document by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire document, the documents incorporated in this document by reference and the other documents to which this document refers, including the information described in our Annual Report on Form 10-K under the heading Item 1A “Risk Factors” and in our consolidated financial statements and the notes to those financial statements, which are incorporated in this document by reference. In this prospectus, unless the context otherwise requires, the term “DIMON” refers to DIMON Incorporated and its subsidiaries. The term “Standard” refers to Standard Commercial Corporation and its subsidiaries. The terms “Alliance One,” “we,” “us” and “our” refers to Alliance One International, Inc., which includes the combined business of DIMON and Standard after completion of the merger of Standard with and into DIMON on May 13, 2005.

The Company

Alliance One is one of only two global independent leaf tobacco merchants, each with substantially similar global market shares. We have broad geographic processing capabilities, a diversified product offering and an established customer base, including all of the major consumer tobacco product manufacturers. We select, purchase, process, store, pack and ship tobacco grown in more than 45 countries, serving manufacturers of cigarettes and other consumer tobacco products in more than 90 countries around the world. We process tobacco through a complex mechanized threshing and separating operation and then dry it to meet precise moisture levels in accordance with the customer’s specifications. The processing of leaf tobacco facilitates shipping and prevents spoilage and is an essential service to our customers because the quality of processed leaf tobacco substantially affects the quality of the manufacturer’s end product. In an increasing number of important markets, we also provide agronomy expertise for growing leaf tobacco.

Alliance One holds a leading position in most tobacco growing regions in the world, including the principal export markets for flue-cured, burley and oriental tobacco: the United States, Brazil, Malawi, Turkey, Argentina, India and Thailand. In addition, we process tobacco in more than 50 owned and third party facilities around the world. We sell our processed tobacco primarily to large multinational cigarette manufacturers, including Philip Morris, Japan Tobacco, British American Tobacco, Altadis, Imperial Tobacco, R. J. Reynolds Tobacco, Lorillard, Eastern and others.

Alliance One is a Virginia corporation formed in 1995, and our common stock has been traded on the New York Stock Exchange since 1995.

Our executive and administrative offices are located at 8001 Aerial Center Parkway, Morrisville, North Carolina 27560-8417. Our telephone number is (919) 379-4300.

Ratio of Earnings to Fixed Charges

The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended June 30, 2007	Year Ended
		March 31,				June 30,
		2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	1.33x	1.12x	—	1.65x	—	1.75x

In June 2003, we changed our fiscal year to March 31. As a result of this change we reported a nine month transition year ended March 31, 2004. For the year ended March 31, 2006 and the transition year ended March 31, 2004, fixed charges exceeded earnings by approximately $442.1 million and $17.3 million, respectively. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before minority interest and income taxes, plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortized premiums, discounts and capitalized expenses relating to debt and an estimate of the interest component of rent expense.

Private Offering

On March 7, 2007, we completed the private offering of an aggregate principal amount of $150.0 million of 8 1/2% Senior Notes due 2012. With respect to the 8 1/2% Senior Notes due 2012, we entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”) in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your 8 1/2% Senior Notes due 2012 for new notes with substantially identical terms. You should read the discussion under the heading “Description of New Notes” for further information regarding the New Notes.

We believe you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Summary of Risk Factors

•	You may have difficulty selling the Old Notes that you do not exchange.

•	You may find it difficult to sell your New Notes because there is no existing trading market for the New Notes.

•	The consummation of the exchange offer may not occur.

•	Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

See “Risk Factors” herein beginning on page 10 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

The Exchange Offer

We summarize the material terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the New Notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of our 8  1/2% Senior Notes due 2012 registered under the Securities Act of 1933, which we refer to as the “New Notes”, for each $1,000 principal amount of our outstanding 8  1/2% Senior Notes due 2012 issued on March 7, 2007, which we refer to as the “Old Notes.”

In order for your Old Notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. Except as set forth below under “The Exchange Offer—Terms of the Exchange Offer,” all Old Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue New Notes as soon as practicable after the expiration of the exchange offer.

Old Notes may be exchanged for New Notes only in integral multiples of $1,000.

We believe that the New Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

•	you are acquiring the New Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangements or understanding with any person to participate, in the distribution of the New Notes issued to you; and

•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

Each broker-dealer that receives New Notes for its own account in an exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with those resales.

Broker-dealers that acquired Old Notes directly from us in the initial offering and not as a result of market making or other trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes, and cannot use the prospectus in connection with resales of the New Notes.

Registration Rights Agreement

We sold the Old Notes on March 7, 2007 to the initial purchasers of the Old Notes. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers that require us to conduct this exchange offer. You have the right pursuant to the registration rights agreement to exchange your Old Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy these registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to Old Notes you do not tender for exchange.

Consequences of Failure to Exchange Your Old Notes

If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Old Notes and the indentures governing the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register any untendered Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered Old Notes and tendered but unaccepted Old Notes will be adversely affected.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on October 1, 2007, unless extended in our sole and absolute discretion, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures described in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any Old Notes that you tendered but that were not exchanged.

Terms of the Exchange Offer	We will not be required to accept Old Notes for exchange if:

•	the exchange offer would violate applicable law or SEC interpretations or any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or

•	you do not tender your Old Notes in compliance with the terms of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or extend the exchange offer or otherwise amend the terms of the exchange offer in any respect. Please read the section “The Exchange Offer—Terms of the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes and Representations	If your Old Notes are held through The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you may do so through one of the following methods:

•

Delivery of a Letter of Transmittal. You must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal and forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the Old Notes; or

•

Automated Tender Offer Program of The DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

•	Under both methods, by signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in any distribution of the New Notes;

•	you are not engaged in and do not intend to engage in any distribution of the New Notes;

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of the New Notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should only be sent to the exchange agent.

Questions regarding how to tender and requests for information should be directed to the exchange agent.

Special Procedures For Beneficial Owners

If you own a beneficial interest in Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the Old Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Consequences of Not Complying with Procedures of the Exchange Offer

You are responsible for complying with all procedures of the exchange offer. You will only receive New Notes in exchange for your Old Notes if, prior to the expiration date, you deliver to the exchange agent:

•	the letter of transmittal, properly completed and duly executed;

•	any other documents or signature guarantees required by the letter of transmittal;

•	certificates for the Old Notes or a book-entry confirmation of a book-entry transfer of the Old Notes into the exchange agent’s account at DTC.

Any Old Notes you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement. You will not have any appraisal or dissenters’ rights in connection with the exchange offer. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither the exchange agent nor we has any duty to inform you of defects or irregularities with respect to your tender of Old Notes for exchange. We reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes and cannot comply, prior to the expiration date, with the applicable procedures for tendering Old Notes described above and under “The Exchange Offer—Procedures for Tendering,” you must tender your Old Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

U.S. Federal Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable event for United States federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of the exchange.

Use of Proceeds	We will not receive any cash proceeds from the issuance of New Notes.

The Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

BY OVERNIGHT COURIER: DB Services Tennessee, Inc. Trust and Securities Services 648 Grassmere Park Road Nashville, TN 37211 Attention: Reorganization Unit	BY FACSIMILE: (615) 835-3701 Confirm by Telephone: (800) 735-7777	BY HAND: DB Services Tennessee, Inc. Trust and Securities Services 648 Grassmere Park Road Nashville, TN 37211 Attention: Reorganization Unit
BY MAIL: DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, TN 37211

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Summary of the New Notes

This exchange offer relates to the exchange of up to $150.0 million in aggregate principal amount of New Notes for an equal principal amount of Old Notes. The Old Notes were issued on March 7, 2007. The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act. Therefore, the New Notes will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes, which they are replacing, and both the Old Notes and the New Notes are governed by the same indenture.

Issuer	Alliance One International, Inc., a Virginia corporation.

Security	$150.0 million in principal amount of 8 1/2% Senior Notes due 2012.

Maturity	May 15, 2012.

Interest Rate	8 1/2% per year.

Interest Payment Dates	Each May 15 and November 15, beginning May 15, 2007.

Interest will accrue from the issue date of the Old Notes.

Guarantees	The New Notes will be unconditionally guaranteed by all of our existing and future material domestic subsidiaries on an unsecured basis. We currently have no material domestic subsidiaries.

Ranking	The New Notes and the related guarantees will be the unsecured senior obligations of Alliance One and any guarantors. Accordingly, they will rank:

•

effectively behind any of our and, with respect to any guarantors, such respective guarantors’ existing and future secured debt, including the indebtedness under our senior secured credit facility, to the extent of the value of the assets securing such debt;

•	structurally behind the liabilities, including trade payables, of any of our existing and future subsidiaries that do not guarantee the notes;

•	equally with our and, with respect to any guarantors, such respective guarantors’ existing and future unsecured unsubordinated debt; and

•	ahead of all of our and, with respect to any guarantors, such respective guarantors’ existing and future debt that expressly provides that it is subordinated to the notes or the respective guarantees.

In the future, we may issued debt that ranks senior, equal or subordinate to the New Notes.

Redemption

We may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.50% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes issued during the indenture governing the notes remains outstanding immediately after such redemption.

We may also redeem any of the notes at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the Applicable Premium, as defined under “Description of Notes—Redemption,” and accrued and unpaid interest, if any, to the date of redemption.

Change of Control

Upon a change in control, subject to the provisions of our senior debt instruments, we will be required to make offers to repurchase outstanding New Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. See “Description of New Notes—Change of Control.”

Basic Indenture Covenants	The indenture governing the New Notes contains certain covenants that, among other things, limit our ability to:

•	incur additional indebtedness;

•	issue preferred stock;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	repurchase or redeem capital stock or prepay subordinated debt;

•	make certain investments;

•	agree to restrictions on the payment of dividends to us by our subsidiaries;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

These covenants will be subject to a number of important exceptions. For more details, see “Description of New Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds upon the completion of the exchange offer. See “Use of Proceeds.”

Risk Factors

You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 10 and all other information contained or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

RISK FACTORS

Your decision whether to participate in the exchange offer, and any investment in the New Notes, will involve risk. You should carefully consider the following risks factors along with the risks and uncertainties discussed under “Cautionary Note Regarding Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, especially the section titled Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2007 and incorporated by reference herein, before making a decision to participate in the exchange offer.

You may have difficulty selling the Old Notes that you do not exchange.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the Old Notes under the Securities Act. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining Old Notes would be adversely affected.

You may find it difficult to sell your New Notes because there is no existing trading market for the New Notes.

You may find it difficult to sell your New Notes because an active trading market for the New Notes may not develop. There is no existing trading market for the New Notes. We do not intend to apply for listing or quotation of the New Notes on any exchange, so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the Old Notes informed us that they intended to make a market in the Old Notes, they were not obligated to do so, and are not obligated to make a market in the New Notes. Any market-making may be discontinued at any time without notice. As a result, the market price of the New Notes, as well as your ability to sell the New Notes, could be adversely affected.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer unless the conditions described herein are met or waived. Even if the exchange offer is completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the exchange offer, unless they withdraw their Old Notes.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (i) exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes or (ii) resells New Notes that were received by it for its own account in the exchange offer may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the New Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any noteholder that exchanges its Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes may be deemed to be an “underwriter” and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, that you acquired your New Notes in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such New Notes. However, we have not submitted a no-action letter to the SEC regarding the exchange offer and the SEC may not make a similar determination with respect to the exchange offer. If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the New Notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See “The Exchange Offer—Resale of New Notes.”

THE EXCHANGE OFFER

General

We are offering to exchange $1,000 principal amount of our New Notes, for each $1,000 principal amount of our outstanding Old Notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept the offer.

Purpose and Effect of the Exchange Offer

We issued and sold $150.0 million in principal amount of the Old Notes on March 7, 2007 in a transaction exempt from the registration requirements of the Securities Act. Because this transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the Old Notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance of the Old Notes, we entered into a registration rights agreement. Under the registration rights agreement, we, among other things, agreed to:

•

within 130 days after the issuance of the Old Notes, prepare and file a registration statement with the SEC for the proposed purpose of exchanging the Old Notes for notes which have substantially the same terms and have been registered under the Securities Act;

•	cause the registration statement to become effective within 180 days following the original issuance of the Old Notes;

•	complete the exchange offer within 210 days following the original issuance of the Old Notes;

•	accept for exchange all Old Notes validly tendered by and not withdrawn in accordance with the terms of the exchange offer set forth in the registration statement; and

•	use our efforts to file a shelf registration statement for the resale of the Old Notes if we cannot effect a exchange offer within the time periods listed above and in certain other circumstances.

In addition, there are circumstances where we are required to use our best efforts to file a shelf registration statement with respect to resales of the Old Notes. We filed a copy of the registration rights agreement as Exhibit 10.2 to our Current Report on Form 8-K filed March 8, 2007 with the SEC.

As soon as practicable after the registration statement is declared effective, we will offer the holders of Old Notes who are not prohibited by any law or policy of the SEC from participating in an exchange offer the opportunity to exchange their Old Notes for New Notes registered under the Securities Act that are substantially identical to the Old Notes, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

In the event that one of the registration defaults occurs as set forth in the registration rights agreement pertaining to the Old Notes with respect to the registration of the New Notes and consummation of the exchange offer, we have agreed to increase the interest rate on the series of Old Notes that has incurred the registration defaults by 0.25% per year from the date such registration default occurs with respect to the first 90-day period after such date and increase the amount of additional interest by an additional 0.25% per year for any subsequent 90-day period until all registration defaults for such series of Old Notes are cured, subject to a maximum additional interest rate of 1.0% per year over the interest rate shown on the cover of this prospectus. Such additional interest, if any, will be paid to holders when regular interest payments are made on the respective series of Old Notes. When we have cured all of the registration defaults on the respective series of Old Notes, the interest rate on that series of Old Notes will revert immediately to the original level.

To exchange your Old Notes for freely transferable New Notes, you will be required to make the following representations:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act;

•	you are not a broker-dealer, and you are not engaged in and do not intend to engage in the distribution of the New Notes;

•

if you are a broker-dealer that will receive New Notes for your own account and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the New Notes; and

•	any other representations and warranties required by law.

Resale of New Notes

Based on the interpretations of the SEC staff in no-action letters issued to third parties, we believe that New Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the New Notes are acquired in the ordinary course of your business; and

•	you are not participating, do not intend to participate and have no arrangements or understanding with any person to participate in any distribution of the New Notes.

Broker-dealers that acquired Old Notes directly from us may not rely on the interpretations of the SEC described above. Accordingly, in order to sell their notes, broker-dealers that acquired Old Notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder in any resale prospectus. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes and you acquired those Old Notes as a result of market-making activities or other trading activities, you must deliver a prospectus, as required by law, in connection with any resale of the New Notes. Only broker-dealers that acquired Old Notes as a result of market-making or other trading activities may participate in the exchange offer.

If you do not satisfy the above conditions, you

•	cannot rely on the interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not intend to seek our own no-action letter and the SEC staff may not make a similar determination with respect to the New Notes as it has in prior no-action letters issued to other parties. In November 1998, the SEC proposed various changes to the regulatory structure for offerings registered under the Securities Act. The SEC has stated that, if these proposals are adopted, the SEC staff will repeal the interpretations set forth in prior no-action letters. We cannot predict whether these proposals will be adopted or, if they are adopted, when and in what form they will be adopted or what impact any new interpretations would have on the exchange offer.

If an exemption from registration is not available, any noteholder intending to resell New Notes must be covered by an effective registration statement under the Securities Act containing the selling noteholder’s information required by Items 507 and 508 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically described in this prospectus. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue New Notes in principal amount equal to the principal amount of Old Notes surrendered. Old Notes may be tendered for New Notes only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $150.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the respective exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules, regulations and interpretations of the SEC. Old Notes that are not tendered for exchange will remain outstanding and continue to accrue interest, but will not be entitled to the rights and benefits the holders have under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offer, you will be required to pay any applicable brokerage commissions, fees or transfer taxes with respect to the exchange of Old Notes. We will not pay any charges and expenses (other than those related to the registration of the New Notes) in connection with the exchange offer. It is important that you read the “—Fees and Expenses” section for more details regarding fees and expenses incurred in the exchange offer.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Neither we nor the exchange agent makes any recommendation to holders of the Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes in the exchange offer. In addition, no one has been authorized to make any recommendation to holders of the Old Notes. After reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your financial position and requirements, you must make your own decision whether to participate in the exchange offer, and, if so, the aggregate amount of Old Notes to tender.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on October 1, 2007, unless, in our sole and absolute discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving written notice of the extension to their holders. During any extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes;

•	to extend the exchange offer; or

•	to terminate the exchange offer

by giving written notice of the delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer.

Any delay in acceptance, extension, termination or amendment will be followed promptly by written notice to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly file a post-effective amendment to the registration statement and disclose the amendment by means of a prospectus supplement when the SEC has declared the post-effective amendment effective. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during any period of delay. If we materially amend the exchange offer, we will promptly distribute a prospectus supplement to the holders of the Old Notes disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any New Notes for any Old Notes, and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the offer, if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	you do not tender your Old Notes in compliance with the terms of the exchange offer.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering” and “Plan of Distribution.”

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes promptly.

These conditions are for our sole benefit and we may assert them in whole or in part at any time or at various times in our sole discretion, provided, however, that all conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals or as described in the third bullet point above, must be satisfied or waived before the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If any waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In this case, we will extend the exchange offer to the extent required by the Exchange Act to provide holders of Old Notes the opportunity to effectively consider the additional information and to factor this information into their investment decision.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any Old Notes, if at the time any stop order has been threatened or is in effect with respect to (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indentures relating to the New Notes under the Trust Indenture Act of 1939.

We currently expect that each of these conditions will be satisfied and that no waiver will be necessary.

Procedures for Tendering

How to Tender Generally

Only a holder of Old Notes may tender the Old Notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires; and

•	mail, send by facsimile or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date, or

•	comply with the automated tender offer program procedures of DTC, as described below.

In addition, either:

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures, as described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided under “—The Exchange Agent” prior to the expiration date.

A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

If you beneficially own Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Your Representation to Us

By signing or agreeing to be bound by the letter of transmittal, you represent to us that, among other things:

•	any New Notes that you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in any distribution of the New Notes;

•	you are not a broker-dealer, and you are not engaged in and do not intend to engage in any distribution of the New Notes;

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the New Notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or any notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the Old Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

If the letter of transmittal or any notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, the parties listed above should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

Any financial institution that is a participant in DTC’s system may be able to use DTC’s automated tender offer program to tender. Participants in the program may be able to transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Old Notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person is obligated to do so, and no such parties will incur any liability for failure to give the notification. Tenders of Old Notes will not be deemed made until the defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of the Old Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message; and

•	the exchange offer have expired.

Return of Old Notes Not Accepted or Excepted

If we do not accept any tendered Old Notes for exchange for any reason described in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without additional expense to their tendering holder. In the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at

DTC according to the procedures described below, the non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may still tender if:

•

the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from a member firm as described above, either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery;

•	setting forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

•	stating that the tender is being made thereby;

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the close of business, New York time, on the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addressees listed below under “—The Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

If Old Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and must otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

The Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. Deutsche Bank Trust Company Americas also serves as the registrar and paying agent under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

BY OVERNIGHT COURIER: DB Services Tennessee, Inc. Trust and Securities Services 648 Grassmere Park Road Nashville, TN 37211 Attention: Reorganization Unit	BY FACSIMILE: (615) 835-3701 Confirm by Telephone: (800) 735-7777	BY HAND: DB Services Tennessee, Inc. Trust and Securities Services 648 Grassmere Park Road Nashville, TN 37211 Attention: Reorganization Unit
BY MAIL: DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, TN 37211

Fees and Expenses

We will bear the expenses of the exchange offer. The principal offer is being made by mail; however, we may make additional offers by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees, if any, for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	any related fees and expenses.

Transfer Taxes

We will not pay any transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. In addition to the exchange of your notes, you may be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal;

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer; or

•	satisfactory evidence of payment of any transfer taxes payable by a noteholder is not submitted with the letter of transmittal.

We encourage you to consult your legal or tax advisor if you have any questions regarding transfer taxes. In such circumstances, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the Old Notes under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of Old Notes will no longer have any rights under the registration rights agreement although the Old Notes will remain outstanding and will continue to accrue interest. Broker-dealers that are not eligible to participate in the exchange offer may have additional rights under the registration rights agreement to facilitate the sale of their Old Notes.

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes, which is the aggregate principal amount of the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Further Note Acquisition

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We are not required and have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange the Old Notes in like principal amounts, which we will cancel. Accordingly, there will not be an increase in our outstanding indebtedness.

DESCRIPTION OF NEW NOTES

General

We will issue the New Notes under an indenture (the “Indenture”) between us and Law Debenture Trust Company of New York, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent and registrar. Although the services of Law Debenture Trust Company of New York have been arranged by Deutsche Bank Trust Company Americas, Law Debenture Trust Company of New York is an independent trust company and is no way affiliated with Deutsche Bank Trust Company Americas. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We summarize below certain material provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this Description of New Notes, defines your rights. You can obtain a copy of the Indenture and forms of the New Notes from us or the Initial Purchasers.

Key terms used in this section are defined under “—Certain Definitions.” When we refer in this section to:

•	the “Company,” “we,” “us” or “our,” we mean Alliance One International, Inc.;

•	the “Senior Notes,” we mean the Old Notes, the New Notes and Add On Senior Notes issued under the Indenture and exchange notes issued in exchange therefor; and

•	the “Senior Subordinated Notes,” we mean our outstanding 12 3/4% Senior Subordinated Notes due 2012 issued on May 13, 2005.

Overview of the Senior Notes

The Senior Notes will:

•	be general unsecured senior obligations of the Company;

•	rank equal in right of payment with all other existing and future senior unsecured obligations of the Company including the outstanding 11.0% Senior Notes due 2012;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company, including our indebtedness under the Senior Subordinated Notes;

•	be unconditionally guaranteed on a general unsecured senior basis by all of the Company’s Material Domestic Subsidiaries;

•	be structurally subordinated to all existing and future indebtedness of all Subsidiaries other than Material Domestic Subsidiaries;

•	be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and

•	initially be issued in an aggregate principal amount of $150.0 million on the Issue Date and be unlimited in aggregate principal amount with respect to Senior Notes issued after the Issue Date.

The terms of the Indenture will permit us and our Subsidiaries to incur additional indebtedness, subject to certain limitations, including indebtedness that may be secured by liens on our property and that of our Subsidiaries. See the discussion below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Add On Senior Notes

Subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company may incur additional indebtedness. At our option, this additional Indebtedness may consist of an unlimited principal amount of additional Senior Notes (“Add On Senior Notes”) that may be issued in one or more transactions, which would have identical terms as the Senior Notes issued on the Issue Date (and exchange notes therefor). Holders of Add On Senior Notes would have the right to vote together with Holders of Senior Notes issued on the Issue Date (and exchange notes issued therefor) as one class.

Senior Note Guarantees

As of the date of this prospectus, the Company has no Material Domestic Subsidiaries and there are no Senior Note Guarantors. If any Person becomes a Material Domestic Subsidiary, we will cause that Material Domestic Subsidiary concurrently to become a Senior Note Guarantor by executing a supplemental indenture to the Indenture, and providing the Trustee with an officers’ certificate and opinion of counsel. Each Senior Note Guarantor will unconditionally guarantee, on an unsecured basis, the performance of all obligations of the Company under the Indenture and the Senior Notes and the obligations of the Company with respect to the Senior Notes under the Registration Rights Agreement.

The obligations of each Senior Note Guarantor under its Senior Note Guarantee will be limited as necessary to prevent that Senior Note Guarantee from constituting a fraudulent conveyance under applicable law. Federal and state statutes allow courts, under specific circumstances, to void guarantees and would require noteholders to return payments received by guarantors. As a result, any guarantees from any subsidiaries may not be enforceable or may be subordinated.”

Each Senior Note Guarantee will:

•	be a general unsecured senior obligation of the relevant Material Domestic Subsidiary;

•	rank equal in right of payment with all other existing and future senior unsecured obligations of such Material Domestic Subsidiary;

•

rank senior in right of payment to all existing and future subordinated indebtedness of such Material Domestic Subsidiary (including its guarantee of our obligations under the Senior Subordinated Notes); and

•	be effectively subordinated to all existing and future secured indebtedness of such Material Domestic Subsidiary to the extent of the value of the assets securing such indebtedness.

A Material Domestic Subsidiary will be released and relieved of its obligations:

(1)	in the event that there is a Legal Defeasance of the Senior Notes, as described under “—Legal Defeasance and Covenant Defeasance;” or

(2)	in the event that there is (a) a sale or other disposition of Capital Stock of such Material Domestic Subsidiary following which such entity is no longer a Material Domestic Subsidiary of the Company or (b) a sale or disposition of all or substantially all of the assets of such Material Domestic Subsidiary to a Person that is not an affiliate of the Company, in each case, provided that the transaction is carried out pursuant to and in accordance with the applicable provisions of the Indenture.

Principal, Maturity and Interest

We issued $150.0 million aggregate principal amount of Senior Notes on the Issue Date in denominations of $1,000 and integral multiples of $1,000. The Senior Notes will mature on May 15, 2012.

Interest on the Senior Notes accrues at the rate per annum set forth on the cover page of this prospectus and is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2007, to Holders of record of Senior Notes on the immediately preceding May 1 and November 1.

Principal, premium, if any, and interest on the Senior Notes is payable at our office or agency maintained for such purpose within the City and State of New York, or, at our option, payment of interest may be made by check mailed to the Holders of Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments with respect to a Global Note and Certificated Senior Notes (as such terms are defined below under the heading “Book-Entry; Delivery and Form”) the Holders of which have given wire transfer instructions to us will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by us, our office or agency in New York is in the office of Deutsche Bank Trust Company Americas maintained for such purpose. The Senior Notes are issued only in fully registered form, without coupons.

Effect of Corporate Structure

The Senior Notes are our obligations. Because a major portion of our operations are currently conducted through subsidiaries, however, the cash flow and the consequent ability to service our indebtedness, including the Senior Notes, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and, except for any Senior Note Guarantors, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. All of our significant subsidiaries are located outside of the United States.

Although the Indenture limits the incurrence of indebtedness by us and our subsidiaries (see the discussion below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”), the Senior Notes will be structurally subordinated to all indebtedness and other liabilities, including both long-term and current liabilities, of our subsidiaries, other than Senior Note Guarantors. Any right of ours to receive assets of any of such subsidiaries upon liquidation or reorganization of such subsidiary (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors).

Redemption

At any time, or from time to time, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Senior Notes issued at a redemption price equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that:

(i)	after giving effect to any such redemption at least 65% of the aggregate principal amount of the Senior Notes issued remains outstanding; and

(ii)	we shall make such redemption not more than 90 days after the consummation of such Public Equity Offering.

At any time, or from time to time, we may also redeem all or any portion of the Senior Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

(a)	100% of the principal amount of the Senior Notes to be redeemed, plus

(b)	the Applicable Premium,

plus accrued and unpaid interest, if any, to the date of redemption. Any notice to Holders of Senior Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the Trustee no later than two business days prior to the redemption date.

If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

Change of Control

Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment Date”).

Within 30 days after the date of any Change of Control, we, or the Trustee at our request and expense, will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes at the Change of Control Purchase Price and pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed.

On the Change of Control Payment Date, we will:

(i)	accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the Change of Control Purchase Price in respect of all Senior Notes or portions thereof so tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Senior Notes so tendered, together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Purchase Price for such Senior Notes, and the Trustee will promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that we repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring. Although the existence of a Holder’s right to require us to repurchase the Senior Notes in respect of a Change of Control may deter a third party from acquiring us in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Senior Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

The Credit Agreement provides that a Change of Control would constitute a default thereunder. Any future credit facilities or other agreements that would replace the Credit Agreement may contain similar restrictions and provisions. Any future credit facilities or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent or waiver of its senior lenders and noteholders to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such default or restriction. If the Company does not obtain such a consent or waiver or repay such borrowings, the Company will remain restricted from purchasing Senior Notes. In such case, the Company’s failure to purchase tendered Senior Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

Certain Covenants

Set forth below are certain covenants contained in the Indenture.

Limitation on Asset Sales

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, make an Asset Sale (except an Exempt Asset Sale, as defined below) unless:

(i)	we (or such Subsidiary of ours) receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and, in the case of a lease of assets, rent and other conditions which are no less favorable to the Company (or such Subsidiary) in any material respect than the then prevailing market conditions, evidenced in each case by a resolution of the Board of Directors of such entity set forth in an officers’ certificate delivered to the Trustee, and

(ii)	at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided , however , that, in the event of an Asset Sale of any property or assets of the Company that are surplus from the standpoint of the Company as a whole, in the good faith determination of the Board of Directors of the Company (as evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the Trustee), at least 60% of the consideration therefor received is in the form of cash or Cash Equivalents.

An “Exempt Asset Sale” means an Asset Sale on or after the Issue Date (i) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made on or after the Issue Date do not exceed $25.0 million and (ii) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made in the same fiscal year do not exceed $10.0 million.

We may apply, and may permit our Subsidiaries to apply, Net Proceeds of an Asset Sale (other than an Exempt Asset Sale), at our option, within 365 days after the consummation of such an Asset Sale:

(a)	to permanently reduce any of our outstanding Indebtedness (and to correspondingly reduce the commitments, if any) that ranks equal in right of payment with the Senior Notes or, in the case of Net Proceeds of an Asset Sale by any Subsidiary, to permanently reduce (i) any of our outstanding Indebtedness (and to correspondingly reduce the commitments, if any) that ranks equal in right of payment with the Senior Notes or (ii) any outstanding Indebtedness (which in the case of Senior Note Guarantors ranks equal in right of payment to the Senior Note Guarantees) of such Subsidiary (and to correspondingly reduce the commitments, if any, with respect thereto);

(b)

to acquire another business or other long-term assets or make a capital expenditure, in each case, in, or used or useful in, the same or a similar line of business as we or any of our Subsidiaries were engaged in on the Issue Date and which has not been discontinued on or prior to the date of such acquisition or any reasonable extensions or expansions thereof (including the Capital Stock of another Person engaged in such business, provided that such other Person is, or immediately after giving effect to any such acquisition shall become, a Subsidiary of the Company or the Investment in such Person otherwise constitutes an Investment in a Joint Venture permitted by the provisions described below in the next to the last paragraph under the caption “—Limitation on Restricted Payments”); or

(c)	to reimburse us or our Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking.

Pending the final application of any such Net Proceeds, we may (a) use such Net Proceeds to reduce temporarily any of our outstanding Indebtedness that ranks equal in right of payment with the Senior Notes or, in the case of Net Proceeds of an Asset Sale by any Subsidiary of ours, to reduce temporarily (i) any of our outstanding Indebtedness that ranks equal in right of payment with the Senior Notes or (ii) any outstanding Indebtedness of such Subsidiary or (b) otherwise invest such Net Proceeds temporarily in Cash Equivalents.

Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied as provided in the preceding paragraph within 365 days after the consummation of such an Asset Sale will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, we will be required to make an offer to all Holders of Senior Notes then outstanding (an “Asset Sale Offer”) to purchase, on a pro rata basis, the principal amount of Senior Notes equal in amount to the Excess Proceeds (and not just the amount thereof that exceeds $15.0 million), at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select Senior Notes to be purchased, in each case, on a pro rata basis. If the aggregate principal amount of Senior Notes tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds following the completion of the Asset Sale Offer for general corporate purposes (subject to the other provisions of the Indenture), and the amount of Excess Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Sale. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described below under the caption “—Merger, Consolidation or Sale of Assets.”

In the event of the transfer of substantially all (but not all) of our property and assets and our Subsidiaries as an entirety to a Person in a transaction permitted under the caption “—Merger, Consolidation or Sale of Assets” below, the successor corporation shall be deemed to have sold our properties and assets and those of our Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or our Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this covenant.

If at any time any non-cash consideration received by us or any Subsidiary of ours in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

We will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes as a result of a Change of Control or an Asset Sale.

We may use Net Proceeds from Exempt Asset Sales for general corporate purposes (subject to the other provisions of the Indenture).

The Credit Agreement currently prohibits the Company from purchasing any Senior Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit facilities, or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent of its senior lenders and noteholders to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Notes. In such case, the Company’s failure to purchase tendered Senior Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

Limitation on Issuance and Sale of Equity Interests of Subsidiaries

We will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of our Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of, any Equity Interests of any of our Subsidiaries to any Person (other than us or one of our Subsidiaries or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1)	if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; and

(2)	we or such Subsidiary comply with the “Limitation on Asset Sale” covenant.

Limitation on Restricted Payments

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, take any of the following actions:

(i)	declare or pay any dividend or make any distribution of any kind or character (whether in cash, securities or other property) on account of any class of our or any of our Subsidiaries’ Equity Interests or to the holders thereof (including, without limitation, any payment to our stockholders in connection with a merger or consolidation involving us), other than (a) dividends or distributions payable solely in our Equity Interests (other than Disqualified Stock) or (b) dividends or distributions payable solely to us or any Subsidiary of ours and, if such Subsidiary is not a Wholly Owned Subsidiary of ours, payable simultaneously to its minority shareholders on a pro rata basis;

(ii)	purchase, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of ours or any Subsidiary or other Affiliate of ours (other than any such Equity Interests owned by us or any Subsidiary of ours);

(iii)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Senior Note Guarantor that is subordinated to the Senior Notes or the relevant Senior Note Guarantee prior to any scheduled repayment date, sinking fund payment date or final maturity date, except the purchase, redemption or acquisition by us of Indebtedness of the Company or any Senior Note Guarantor through the issuance in exchange therefor of our Equity Interests (other than Disqualified Stock); or

(iv)	make any Investment (other than Permitted Investments) (all such payments and other actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)

at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, we would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the

Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by us and our Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of the next paragraph and excluding Restricted Payments permitted by the next to the last paragraph under this caption), is less than the sum of

(i)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii)	100% of the aggregate net cash proceeds received by us from the issue or sale after the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of ours and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(iii)	with respect to Investments (other than Permitted Investments) made by us and our Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case, to us or any of our Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), not to exceed, in each case, the amount of such Investments previously made by us or any of our Subsidiaries in such Person or Subsidiary after the Issue Date.

The foregoing clauses (b) and (c), however, will not prohibit:

(i)	the payment of any dividend on any class of Capital Stock of the Company or any Subsidiary of ours, within 60 days after the date of declaration thereof, if on the date when such dividend was declared such payment would have complied with the provisions of the Indenture;

(ii)	the making of any Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), provided that any net cash proceeds that are used for any such Investment, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph;

(iii)	the redemption, repurchase or other acquisition or retirement of any Equity Interest in the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are used for such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph;

(iv)	the defeasance, redemption or repurchase of Indebtedness that is subordinated to the Senior Notes or any Senior Note Guarantees, as the case may be, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that any net cash proceeds that are used for any such defeasance, redemption or repurchase shall be excluded from clause (c) of the preceding paragraph; or

(v)	Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (vi), does not exceed $35.0 million.

The foregoing clause (c), however, will not prohibit us or any of our Subsidiaries from making any Investment in Joint Ventures in the tobacco business on or after the Issue Date, provided that the amount of any such Investment, together with the aggregate amount of all other such Investments in Joint Ventures made on or after the Issue Date, shall not at any time exceed 15% of the Consolidated Tangible Net Worth of the Company as of the last day of the quarterly period most recently ended prior to the date of such Investment for which internal financial statements of the Company are available.

The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by us or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, we will deliver to the Trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under this caption were computed, which calculations may be based upon the Company’s latest available internal financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Senior Note Guarantor may incur Indebtedness (including Acquired Indebtedness) and the Company may issue shares of Disqualified Stock if:

(i)	the Consolidated Interest Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(ii)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided that no Guarantee may be incurred pursuant to this paragraph, unless the Guaranteed Indebtedness is incurred by us pursuant to this paragraph.

The foregoing provisions will not apply to:

(i)	the incurrence by us of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any outstanding Indebtedness incurred pursuant to the first paragraph of this covenant or clause (ii), (x) or (xi) below;

(ii)	the incurrence by us of Indebtedness represented by the Senior Notes issued on the Issue Date and exchange notes issued therefor;

(iii)	the incurrence by us or any of our Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and our Subsidiaries thereunder) not to exceed $500.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness (and to correspondingly reduce the commitments, if any, with respect thereto) pursuant to the covenant described above under the caption “—Limitation on Asset Sales;”

(iv)	the incurrence by us or any of our Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (A) 50% of Eligible Inventory, plus (B) 50% of Permitted Advances on Purchase of Tobacco, plus (C) 85% of Eligible Receivables;

(v)	the incurrence by us or any of our Subsidiaries of Indebtedness represented by Purchase Money Obligations or Capital Lease Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, or any Permitted Refinancing Indebtedness in respect thereof; provided that (a) the aggregate principal amount of any such Indebtedness does not exceed 100% of the purchase price or cost of the property to which such Indebtedness relates, (b) the Indebtedness is incurred within 180 days (or 360 days, in the case of such Indebtedness incurred to finance property used in the business of any of our Subsidiaries that is not organized under the laws of the United States of America, any state thereof or the District of Columbia) of the acquisition, construction or improvement of such property and (c) the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of Attributable Indebtedness with respect to Sale and Leaseback Transactions permitted under clause (vi) below, at any time shall not exceed $30.0 million;

(vi)	Attributable Indebtedness with respect to Sale and Leaseback Transactions; provided that the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of Indebtedness permitted under clause (v) above, at any time shall not exceed $30.0 million;

(vii)	(a) the incurrence by us or any of our Subsidiaries of intercompany Indebtedness owing to the Company or any of our Subsidiaries, or (b) the incurrence by us or any of our Subsidiaries of Indebtedness in an aggregate principal amount outstanding at any time not to exceed $5.0 million for the purpose of making advances to Subsidiaries of the Company or to Joint Ventures in which the Company or any of our Subsidiaries owns an interest; provided that Indebtedness may be incurred pursuant to clause (b) only if and to the extent that the Investment constituting such Indebtedness shall be permitted above under the caption “—Limitation on Restricted Payments;” and provided further that, for purposes of clauses (a) and (b), (I) in the case of Indebtedness of the Company or any Senior Note Guarantor, such obligations and any trade payables owed by the Company or such Senior Note Guarantor to any of our Subsidiaries shall be unsecured and subordinated in case of an Event of Default in all respects to the Company’s or such Senior Note Guarantor’s obligations pursuant to the Senior Notes; and (II)(X) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company and (Y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, to which this clause (vii) no longer applies;

(viii)	the incurrence by us or any of our Subsidiaries of Hedging Obligations;

(ix)	the incurrence by us or any of our Subsidiaries of Indebtedness with respect to letters of credit issued to customers to secure an obligation to deliver tobacco for which the customer has prepaid the purchase price in cash, but only to the extent of the amount of such cash prepayment; provided that, upon any drawing under such letter of credit, the amount of such drawing shall no longer constitute Indebtedness permitted under this clause (ix);

(x)	the Guarantee by us or any of our Subsidiaries of Indebtedness of the Company or another of our Subsidiaries that was permitted to be incurred under another provision of this covenant;

(xi)	Existing Indebtedness; or

(xii)	the incurrence by us or any of our Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $30.0 million.

The Company shall not, and shall not permit any Senior Note Guarantor to, directly or indirectly in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Senior Note Guarantor, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Senior Notes or the relevant Senior Note Guarantee to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Senior Note Guarantor.

Liens

The Company shall not, and shall not permit any Senior Note Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any of our or any Senior Note Guarantor’s, assets now owned or hereafter acquired, securing any Indebtedness unless the Senior Notes, in the case of the Company, or the relevant Senior Note Guarantee, in the case of the Senior Note Guarantors, are secured equally and ratably with such other Indebtedness; provided that, if such Indebtedness is by its terms subordinated to the Senior Notes or the relevant Senior Note Guarantees, the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the Senior Notes or the relevant Senior Note Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Senior Notes or the relevant Senior Note Guarantees. The foregoing restrictions shall not apply to the following Liens:

(i)	Liens securing only Existing Indebtedness, in an aggregate principal amount not greater than $3.2 million;

(ii)	Liens securing only the Senior Notes or Senior Note Guarantees;

(iii)	Liens on the assets of the Company or any Subsidiary of the Company securing Indebtedness permitted to be incurred under clause (iii) or (iv) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(iv)	Liens in favor of the Company;

(v)	Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of the property subject to such Liens and permitted by the provisions of the Indenture described above under clause (v) of the second paragraph under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(vi)	Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of such acquisition or the financing of such acquisition and securing Acquired Indebtedness); provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(vii)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Senior Note Guarantor (and not created in anticipation or contemplation thereof) and securing Acquired Indebtedness; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

(viii)	Liens securing Attributable Indebtedness of the Company incurred with respect to Sale and Leaseback Transactions; provided that such Lien does not extend to or cover any property other than the property sold and leased back pursuant to such Sale and Leaseback Transaction;

(ix)	Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any Senior Note Guarantor;

(x)	Liens (not securing Indebtedness) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations or public liability laws;

(xi)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(xii)

survey exceptions, zoning restrictions, encumbrances, easements, licenses, covenants or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Senior Note Guarantor;

(xiii)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(xiv)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(xv)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(xvi)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Senior Note Guarantor thereof on deposit with or in possession of such bank;

(xvii)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(xviii)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(xix)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(xx)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(xxi)	Liens given to secure Indebtedness owing to life insurance companies (or affiliates thereof) issuing life insurance policies in connection with Split-Dollar Programs, incurred to finance non-scheduled premiums paid by the Company or any Senior Note Guarantor under such policies pursuant to agreements executed in connection with such Split-Dollar Programs, provided that in connection with any Split-Dollar Programs such Liens shall be limited to the Company’s or such Senior Note Guarantor’s right, title and interest in and to (A) the life insurance policies assigned to the Company or such Senior Note Guarantor as collateral in connection with such Split-Dollar Programs and (B) all agreements executed in connection with such programs;

(xxii)	Liens on accounts receivable arising from sales of tobacco to Turkey or a country that is not a member of the Organization for Economic Cooperation and Development, which accounts receivable are sold with recourse; provided that the amount of accounts receivable sold that are subject to recourse shall not exceed $25.0 million at any time outstanding and the duration of such recourse in any individual instance shall not exceed 180 days;

(xxiii)	Liens securing obligations that do not exceed $10.0 million in the aggregate at any one time outstanding; and

(xxiv)	Liens to secure Permitted Refinancing Indebtedness of any Indebtedness secured by Liens referred to in the foregoing clause (i), (iii), (v), (vi), (vii) or (xxiii) so long as such Lien does not extend to any other property.

Dividend and Other Payment Restrictions Affecting Subsidiaries

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of our Subsidiaries to

(i)	(a) pay dividends or make any other distributions to the Company or any of our Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness or other obligation owed to the Company or any of our Subsidiaries;

(ii)	make loans or advances to the Company or any of our Subsidiaries;

(iii)	sell, lease or transfer any of its properties or assets to the Company or any of our Subsidiaries; or

(iv)	Guarantee the obligations of the Company evidenced by the Senior Notes or any renewals, refinancings, exchanges, refundings or extensions thereof, except for such encumbrances or restrictions existing under or by reason of:

(a)	(x) the Indenture and the Senior Notes (y) the Senior Subordinated Notes and the related indenture and (z) the 11.0% Senior Notes due 2012 and the related indenture;

(b)	applicable law;

(c)	the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements (such replacements being deemed to include, solely with respect to Seasonal Subsidiary Debt, the entering into by any of the Company’s Subsidiaries of agreements with respect to new Seasonal Subsidiary Debt replacing other Seasonal Subsidiary Debt following its maturity) or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive in any material respect, taken as a whole, than those in effect on the date of the Indenture (in the good faith determination of the Treasurer of the Company);

(d)	any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of our Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Net Income of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

(e)	any document or instrument governing Indebtedness incurred pursuant to clause (v) or (vi) of the second paragraph under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” above, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith; or

(f)	Permitted Refinancing Indebtedness of Indebtedness described in clause (d) hereof, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (in the good faith determination of the Treasurer of the Company).

Merger, Consolidation or Sale of Assets

We will not, and will not permit any of our Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into (other than the consolidation or merger of a Subsidiary of the Company with or into the Company or another Subsidiary of the Company), whether or not the Company or such Subsidiary is the surviving corporation, or directly and/or indirectly through our Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and our

Subsidiaries (determined on a consolidated basis for the Company and our Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

(i)	either (a) the Company, in the case of a transaction involving the Company, or such Subsidiary, in the case of a transaction involving a Subsidiary of ours, is the surviving corporation or (b) in the case of a transaction involving the Company, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof or the District of Columbia or Bermuda and expressly assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(ii)	immediately prior to and after such transaction no Default or Event of Default exists;

(iii)	the Company or, if other than the Company, the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(iv)	if, as a result of any such transaction, property or assets of the Company would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption “—Liens,” the Company or the surviving entity, as the case may be, shall have secured the Senior Notes as required by such provisions;

(v)	each Senior Note Guarantor (including Persons that become Senior Note Guarantors as a result of the transaction) shall have confirmed by supplemental indenture that its Senior Note Guarantees shall apply for the Obligations of the surviving entity in respect of the Indenture and the Senior Notes; and

(vi)	the Company shall have delivered to the Trustee an officers’ certificate and, except in the case of a merger of a Subsidiary of ours into the Company or into a Subsidiary of the Company, an opinion of counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this provision relating to such transaction or series of transactions have been complied with.

In the event that the surviving entity under this covenant is organized or existing under Bermuda law, the Company will be required to pay to Holders additional amounts for certain withholding taxes or deductions to the extent applicable to the Senior Notes on the conditions set forth in the Indenture.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Each Senior Note Guarantor will not, and the Company will not cause or permit any Senior Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Senior Note Guarantor unless:

(1)	such Person (if such Person is the surviving entity) assumes all of the obligations of such Senior Note Guarantor in respect of its Senior Note Guarantee by executing a supplemental indenture and providing the Trustee with an officers’ certificate and opinion of counsel, and such transaction is otherwise in compliance with the Indenture;

(2)	the Senior Note Guarantee of such Senior Note Guarantee is to be released as provided under “Senior Note Guarantees;” or

(3)	such sale or other disposition of substantially all of such Senior Note Guarantor’s assets is made in accordance with “—Limitation on Asset Sales.”

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a)	after giving pro forma effect to any such Sale and Leaseback Transaction, we or such Subsidiary, as the case may be, could incur the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenants described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens;”

(b)	the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of such property, as determined by the Board of Directors of the Company, such determination to be evidenced by a resolution of the Board of Directors of the Company;

(c)	the aggregate rent payable by the Company or such Subsidiary in respect of such Sale and Leaseback Transaction is not in excess of the fair market rental value of the property leased pursuant to such Sale and Leaseback Transaction; and

(d)	the Company applies the Net Proceeds of the property sold pursuant to the Sale and Leaseback Transaction as provided above under the caption “—Limitation on Asset Sales.”

Transactions with Affiliates

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, after the Issue Date, in any one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), other than Exempt Affiliate Transactions, unless:

(i)	such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with a Person that is not an Affiliate; and

(ii)	the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Senior Notes are outstanding, we will furnish to the Holders of Senior Notes and to broker-dealers making a market in the Senior Notes, and file with the Trustee, within 15 days after we are, or would have been, required to file such with the SEC:

(i)

all quarterly and annual financial information that is or would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we are or were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

(ii) all current reports that are or would be required to be filed with the SEC on Form 8-K if we are or were required to file such reports.

In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request.

In addition, at any time when we are not current in our reporting obligations, we will make available, upon request, to any holder and prospective purchaser of Senior Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The following are “Events of Default”:

(i)	default for 30 days in the payment when due of interest on the Senior Notes;

(ii)	default in payment when due of the principal of or premium, if any, on the Senior Notes;

(iii)	failure by the Company to comply with the provisions described under the captions “—Senior Note Guarantees,”
“—Change of Control,” “—Certain Covenants—Limitation on Asset Sales,” “—Certain Covenants—Limitation on Issuance and Sale of Equity Interests of Subsidiaries” “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(iv)	failure by the Company to comply with any of its other agreements or covenants in the Indenture or in the Senior Notes for 30 days after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Senior Notes outstanding;

(v)	default under any mortgage, indenture (including, without limitation, the indentures governing the Senior Subordinated Notes and the 11.0% Senior Notes due 2012) or instrument (including, without limitation, the Credit Agreement) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of our Subsidiaries (or the payment of which is guaranteed by the Company or any of our Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of such Indebtedness at final maturity thereof (a “Payment Default”), or

(b)	results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a Payment Default or the maturity of which has been so accelerated, exceeds in the aggregate $15.0 million;

(vi)	the rendering after the Issue Date of a final judgment or judgments or an order or orders against the Company or any of our Subsidiaries for the payment of money not fully covered by insurance in an amount in excess of $15.0 million in the aggregate and either:

(a)	a creditor commences an enforcement proceeding upon any such judgment or order; or

(b)	any such judgment or order remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired;

(vii)	certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Material Domestic Subsidiary or any Material Foreign Subsidiary or the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(viii)	except as permitted by the Indenture, any Senior Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Senior Note Guarantor, or any Person acting on behalf of any Senior Note Guarantor, denies or disaffirms such Senior Note Guarantor’s obligations under its Senior Note Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all of the then outstanding Senior Notes may declare by written notice to the Company all the Senior Notes to be due and payable immediately. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal, interest or premium that have become due solely because of such acceleration, have been cured or waived as provided in the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Material Domestic Subsidiary or Material Foreign Subsidiary, all outstanding Senior Notes will become due and payable without any declaration or other act by the Trustee or any Holder. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such Default, give to the Holders thereof notice of such Default. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium (if any) on, or the principal of, any Note (other than a payment default resulting from an acceleration that has been rescinded), or in respect of a provision that cannot be amended or waived without the consent of the Holder of each outstanding Note. See the discussion below under the caption
“—Amendment, Supplement and Waiver.”

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Senior Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 30 days. However, such restrictions do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the interest and premium (if any) on, or principal of, such Note on or after the respective due dates expressed in such Note.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations of the Company discharged with respect to the outstanding Senior Notes (“Legal Defeasance”) except for:

(i)	the rights of Holders of outstanding Senior Notes to receive payments in respect of interest or premium (if any) on, or principal of, such Senior Notes when such payments are due from the trust referred to below;

(ii)	our obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment;

(iii)	the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

(iv)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are prescribed under the Indenture, some of which are described above (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(i)	we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars or U.S. Government Obligations (or a combination thereof) in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent registered public accountants, to pay the interest or premium (if any) on, or principal of, the then outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

(ii)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that:

(a)	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)	no Default or Event of Default under such Indenture shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)	such Legal Defeasance or Covenant Defeasance under such Indenture will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi)	we must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(vii)	such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and

(viii)	we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Trustee will act as paying agent and registrar for the Senior Notes. We, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Senior Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes), and any existing Default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes).

Without the consent of each Holder, an amendment or waiver may not:

(i)	reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)	reduce the principal of or premium on or change the fixed maturity of any Senior Notes or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”);

(iii)	reduce the rate of or change the time for payment of interest on any Note;

(iv)	waive a Default or Event of Default in the payment of interest or premium (if any) on, or principal of, any Note (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration);

(v)	make any Note payable in money other than that stated in the Senior Notes;

(vi)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of interest or premium (if any) on, or principal of, the Senior Notes;

(vii)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”);

(viii)	modify the ranking or priority of the Senior Notes;

(ix)	eliminate or modify in any manner a Senior Note Guarantor’s obligations with respect to its Senior Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture;

(x)	make any change in the foregoing amendment and waiver provisions; or

(xi)	amend, change or modify in any material respect any of our obligations to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated.

Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, we, the Senior Note Guarantors and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of our obligations to Holders of Senior Notes in the case of a merger or consolidation, to add Senior Note Guarantees, to issue Add On Senior Notes, and to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the interests of the Holders in any material respect, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Payments for Consent

Neither we nor any of our Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Senior Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Senior Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Concerning the Trustee

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560-2009, Attention: Investor Relations.

Governing Law

The Indenture and the Senior Notes will be governed by the law of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.

“Acquired Indebtedness” means, with respect to any specified Person,

(i)	Any Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including (unless otherwise prescribed in the Indenture), without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and

(ii)	Any Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that, in the cases of clauses (i) and (ii), Acquired Indebtedness shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

“Affiliate” of any specified Person means:

(i)	Any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(ii)	Any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i).

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of any class or any series of any class of equity securities of a Person, whether or not voting, shall be deemed to be control.

“Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of (i) the principal amount of such Note plus (ii) any required interest payments due on such Note through May 15, 2012 (excluding any accrued and unpaid interest) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance or other disposition, that does not constitute a Restricted Payment or an Investment, by such Person of any of its assets (including, without limitation, by way of a Sale and Leaseback Transaction and including the issuance, sale or other transfer of any Equity Interests in any Subsidiary) other than to the Company (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions; provided that notwithstanding the foregoing, the term “Asset Sale” shall not include:

(i)	The sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, in accordance with the terms of the covenant entitled “—Merger, Consolidation or Sale of Assets;”

(ii)	The sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice;

(iii)	a transfer of assets by the Company to a Subsidiary of the Company or by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(iv)	the sale of assets in connection with (a) the discontinuation of all of the Company’s operations and business in Italy and (b) the discontinuation of the Company’s wool business;

(v)	an issuance of Equity Interests by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, provided that the consideration paid by the Company or such Subsidiary of the Company for such Equity Interest shall be deemed to be an Investment;

(vi)	the sale or other disposition of cash or Cash Equivalents; or

(vii)	any sale, transfer, assignment or other disposition of any equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Subsidiaries.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction at the time of determination thereof, the greater of:

(i)	the capitalized amount, if any, in respect of such transaction that would appear on the face of a balance sheet of the lessee in accordance with GAAP; and

(ii)	the present value (discounted at the interest rate borne by the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(i)	in the case of a corporation, capital stock;

(ii)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(iii)	in the case of a partnership, partnership interests (whether general or limited); and

(iv)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means

(i)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition;

(ii)	U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than twelve months from the date of acquisition;

(iii)	commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition;

(iv)	in the case of any of our Foreign Subsidiaries, Investments (a) in direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or is conducting a substantial amount of business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (b) of the type and maturity described in clauses (i) through (iii) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (c) of the type and maturity described in clauses (i) through (iii) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or subclause (b) of this clause (iv) but which are, in our reasonable judgment, comparable in investment quality to such Investments and obligors (or the parents of such obligors);

(v)	deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; and

(vi)	shares of money market mutual funds having assets in excess of $2.0 billion;

“Change of Control” means such time as:

(i)	any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act but excluding any Wholly Owned Subsidiary of the Company) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable);

(ii)	the sale, lease or transfer of all or substantially all of the consolidated assets of the Company to any Person or group (other than a Wholly Owned Subsidiary of the Company);

(iii)	during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; or

(iv)	the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of the Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount (on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or

(b)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum, without duplication, of:

(i)	the Consolidated Net Income for such period; plus

(ii)	the Consolidated Interest Expense for such period (to the extent deducted in computing Consolidated Net Income); plus

(iii)	amortization of deferred financing charges for such period; plus

(iv)	provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period); plus

(v)	consolidated depreciation, amortization and other non-cash charges of such Person and its Subsidiaries required to be reflected as expenses on the books and records of such Person; minus

(vi)	cash payments with respect to any nonrecurring, non-cash charges previously added back pursuant to clause (v); and excluding

(vii)	the impact of foreign currency translation.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount of Net Income would be permitted at the date of determination to be paid as a dividend to such Person by such Subsidiary without prior approval (unless such approval has been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Subsidiaries for such period. If the Company or any of its Subsidiaries incurs, assumes, guarantees or repays or redeems any Indebtedness (other than revolving credit borrowings, borrowings under Seasonal Subsidiary Debt and Guarantees of Grower Indebtedness) or issues or redeems preferred stock during the period (the “Calculation Period”) beginning on the commencement of the four-quarter reference period for which the Consolidated Interest Coverage Ratio is being calculated and ending on the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period (it being understood that interest expense on revolving credit borrowings and Seasonal Subsidiary Debt shall be computed on the basis of the actual number of days outstanding); provided , however , that in making such computation on a pro forma basis, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate and which was not actually outstanding during all or any part of such four-quarter reference period shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate during that portion of such four-quarter reference period when such Indebtedness was not actually outstanding. In calculating the Consolidated Interest Coverage Ratio, if such Person or any of its Subsidiaries guarantees any Grower Indebtedness during the Calculation Period, the amount of Consolidated Interest Expense of such Person attributable to such Guarantee during such period shall be the amount of such interest expense incurred during such period as determined on an actual, rather than pro forma, basis in accordance with clause (iii) of the definition of Consolidated Interest Expense. For purposes of making the computation referred to above:

(i)	acquisitions that have been made by the Company or any of our Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period, or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

(ii)	the Consolidated EBITDA (whether positive or negative) attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(iii)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense of such Person and its Subsidiaries (other than additional interest expense resulting from the extinguishment of interest rate swap agreements in respect of Indebtedness of such Person being refinanced) for such period determined in accordance with GAAP (net of any interest income) plus, to the extent not included in such interest expense:

(i)	amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and any Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges for such period;

(ii)	such consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period;

(iii)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); provided, however, that interest expense on Grower Indebtedness that is guaranteed by such Person or one of its Subsidiaries shall be deemed to be the interest expense calculated on the basis of an interest rate equal to the interest rate applicable under the revolving credit line portion of the Credit Agreement on the relevant date of determination; and

(iv)	the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Subsidiary of the Company, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i)	the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof;

(ii)	the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(iii)	the Net Income of any Person acquired for any periods ending on or prior to the date of such acquisition shall be excluded, except to the extent contemplated in the definition of Consolidated Interest Coverage Ratio; and

(iv)	the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the Issue Date, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (i) Consolidated Net Worth, minus (ii) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the Credit Agreement, dated as of May 13, 2005, among the Company as borrower, Intabex Netherlands B.V. as borrower, Wachovia Bank, National Association, as administrative agent, Wachovia Capital Markets, LLC and ING Capital LLC, as joint lead arrangers, ING Bank N.V., London Branch, as syndication agent, and the lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

“Credit Facilities” mean, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case, with banks or other institutional lenders or a trustee, providing for revolving credit loans, terms loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, modified, renewed, refunded, replaced, restated or refinanced in whole or in part from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means:

(i)	with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date which is one year after the latest date on which the Senior Notes mature; and

(ii)	with respect to any Subsidiary of such Person, any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

“Domestic Subsidiary” means any of our Subsidiaries which is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Eligible Inventory” means, as of any date, all inventory of the Company and any of our Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Eligible Receivables” means, as of any date, all accounts receivable of the Company and any of our Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), whether outstanding prior to, on or after the Issue Date.

“Exempt Affiliate Transactions” means:

(i)	transactions between or among the Company and/or its Subsidiaries;

(ii)	advances to officers or employees of the Company or any of our Subsidiaries in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation;

(iii)	fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any of our Subsidiaries in the ordinary course of business;

(iv)	any employment agreement that is in effect on the Issue Date in the ordinary course of business and any such agreement entered into by the Company or a Subsidiary of ours after the Issue Date in the ordinary course of business of the Company or such Subsidiary; and

(v)	any Restricted Payment that is not prohibited by the covenant set forth under the caption “Limitation on Restricted Payments” above.

“Existing Indebtedness” means the Indebtedness of the Company and our Subsidiaries (other than Indebtedness under clauses (ii), (iii) and (iv) of the second paragraph under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the Issue Date, until such amounts are repaid.

“Foreign Subsidiary” means any of our Subsidiaries, other than a Domestic Subsidiary.

“GAAP” means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board, that are applicable to the circumstances as of the date of determination, provided that, except as specifically provided in the Indenture, all calculations made for purposes of determining compliance with the covenants set forth under the caption “Certain Covenants” shall use GAAP, as in effect as of the Issue Date, but that for such purposes of determining compliance, GAAP shall not include (i) the requirement to recognize any impairment losses pursuant to Statement of Financial Accounting Standards No. 142 and (ii) the effects of Statements of Financial Accounting Standards Nos. 133 and 144.

“Grower Indebtedness” means indebtedness incurred by tobacco farmers that supply tobacco to the Company or any of its Subsidiaries for the purpose of financing the growing of tobacco crop.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(i)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods,

securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb shall have a correlative meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, (ii) forward exchange agreements, currency swap agreements, currency option agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates, and (iii) forward contracts, commodity swap agreements, commodity option agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in commodity prices.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or Attributable Indebtedness with respect to Sale and Leaseback Transactions, or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding advances to officers and employees of the type specified in clause (ii) of the definition of Exempt Affiliate Transactions), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date on which the Senior Notes are originally issued.

“Joint Venture” means a single-purpose corporation, partnership or other legal arrangement hereafter formed by the Company or any of our Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person through a separate legal entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Material Domestic Subsidiary” means (i) any Domestic Subsidiary (other than, prior to June 29, 2005, CRES Tobacco Company Inc. and Standard Commercial Tobacco Company Inc. and their respective successors) which would constitute a “significant subsidiary” of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the SEC, except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent, or (ii) any Domestic Subsidiary which does not meet the criteria set forth in clause (i) or any Foreign Subsidiary, in either case, which guarantees any Indebtedness of the Company or of any Domestic Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary which constitutes a “significant subsidiary” of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the SEC.

“Merger” means the merger of Standard Commercial Corporation with and into DIMON Incorporated in the manner contemplated by and pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of November 7, 2004, between DIMON Incorporated and Standard Commercial Corporation.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(i)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale and Leaseback Transaction) or (b) the disposition of any securities by such Person or any of its Subsidiaries, or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(ii)	any extraordinary gain (but not loss) or any non-cash gain or non-cash charge (including any non-cash charge related to the writing off of deferred financing costs) approved by the Company’s Board of Directors, together with, in the case of such gain or loss, any related provision for taxes on such extraordinary gain or loss;

(iii)	(a) on or prior to May 13, 2007 cash costs and expenses incurred, within no more than 24 months following the Issue Date, in connection with the integration of the businesses and operations of DIMON Incorporated and Standard Commercial Corporation following the Merger, up to a maximum aggregate amount of $45.0 million and (b) the impact resulting from fair market valuation adjustments made to reflect inventory at estimated fair market value in accordance with GAAP purchase method of accounting requirements as a result of the consummation of the Merger; and

(iv)	any additional interest expense resulting from the extinguishment of interest rate swap agreements in respect of Indebtedness of such Person being refinanced.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of our Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Guarantee” means any Guarantee of the Company’s Obligations under the Notes and the Indenture provided by a Material Domestic Subsidiary pursuant to the Indenture.

“Note Guarantor” means any Material Domestic Subsidiary which provides a Senior Note Guarantee pursuant to the Indenture until such time as its Note Guarantee is released in accordance with the Indenture.

“Obligations” means any principal, premiums, interest, penalties, fees, indemnifications, reimbursements, damages, costs and expenses and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Advances on Purchases of Tobacco” means advances of cash or crop-related materials made by the Company or any or its Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person’s Affiliates does not exceed 30% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Investments” means:

(i)	any Investments in the Company;

(ii)	any Investments in Cash Equivalents;

(iii)	Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Asset Sales;”

(iv)	Investments (other than Permitted Advances on Purchases of Tobacco) outstanding as of the Issue Date;

(v)	Investments in Subsidiaries of the Company or any entity that:

(a)	is engaged in the same or a similar line of business as the Company or any of our Subsidiaries was engaged in on the Issue Date and which has not been discontinued on or prior to the date of such Investment or any reasonable extensions or expansions thereof; and

(b)	as a result of such Investment, becomes a Subsidiary of the Company;

(vi)	investments made in the ordinary course of business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a)	any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or

(b)	any international bank organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million; and

(vii)	any Permitted Advances on Purchases of Tobacco.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of our Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of our Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred, and reasonable premium paid, in connection therewith); (ii) such Permitted Refinancing Indebtedness (a) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (b) does not have a stated maturity earlier than the stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Subsidiary of ours) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Subsidiary of ours) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under “—

Change of Control” above; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes or any Senior Note Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes or such Senior Note Guarantee on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary of ours who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Public Equity Offering” means an underwritten public offering of Capital Stock of the Company other than Disqualified Stock pursuant to an effective registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the SEC in accordance with the Securities Act, or any successor statute.

“Purchase Money Obligation” of any Person means any obligation of such Person to any seller or any other Person incurred or assumed to finance the construction and/or acquisition of real or personal property constituting plant or equipment to be used in the business of such Person or any of its Subsidiaries (excluding accounts payable to trade creditors incurred in the ordinary course of business), which obligation is secured by a Lien on such property constructed or acquired.

“Reference Treasury Dealer” means Wachovia Capital Markets, LLC and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer” ), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Seasonal Subsidiary Debt” means seasonal Indebtedness (under bank facilities) incurred by Subsidiaries of the Company and having maturities of no more than one year.

“Senior Subordinated Notes” means $100.0 million aggregate principal amount of 12 3/4% Senior Subordinated Notes due 2012 issued by the Company on May 13, 2005.

“Split-Dollar Program” means an arrangement between the Company or any of its Subsidiaries and an employee thereof (or one or more affiliates of such employee), whereby the Company or such Subsidiary establishes a split-dollar life insurance program for the benefit of such employee and agrees to pay non-scheduled premiums under the life insurance policy issued in connection therewith, subject to the obligation of such employee (or such affiliate or affiliates) to reimburse the aggregate amount of such non-scheduled premiums upon the termination of such program.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“U.S. Government Obligations” means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or, in the case of Subsidiaries that are not organized under the laws of the United States of America, any state thereof or the District of Columbia, by one or more nominees of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The New Notes will be issued in the form of a global note (the “Global Senior Note”) and the New Senior Subordinated Notes will be issued in the form of a global note (the “Global Senior Subordinated Note,” and with the Global Senior Note, the “Global Notes”). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

New Notes that are issued as described below under “—Certificated New Notes” will be issued in definitive form. Upon the transfer of an exchange note in definitive form, such exchange note will, unless the Global Notes have previously been exchanged for New Notes in definitive form, be exchanged for an interest in the Global Notes representing the principal amount of New Notes being transferred.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York

•	a “banking organization” within the meaning of the New York Banking Law

•	a member of the Federal Reserve System

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers of the Old Notes), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants with an interest in the Global Notes, and

•

ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by the Global Notes to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in New Notes represented by the Global Notes to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. For certain other restrictions on the transferability of the New Notes, see “—Certificated New Notes.”

So long as DTC or its nominee is the registered owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes (i) will not be entitled to have New Notes represented by the Global Notes registered in their names, (ii) will not receive or be entitled to receive physical delivery of certificated notes, and (iii) will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder.

As a result, each holder owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of New Notes under the Indenture or the Global Notes. We understand that under existing industry practice, in the event that we request any action of holders of New Notes, or a holder that is an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Notes, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Trustee nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interest in a Global Security by or through a Euroclear or Clearstream Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date. DTC, Euroclear and Clearstream Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, Euroclear and Clearstream Luxembourg, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable.

Certificated New Notes

If:

•

DTC (1) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (2) has ceased to be a clearing agency registered under the Exchange Act;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form; or

•	certain other events provided in the Indenture should occur,

then, upon surrender by DTC of the Global Notes, certificated New Notes in definitive form in denominations of U.S. $1,000 and integral multiples thereof will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such certificated New Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Neither we nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and we and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Federal Income Tax Considerations of the Exchange of Old Notes for New Notes

The following general discussion is a summary of certain United States federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The exchange of Old Notes for New Notes should not be a taxable exchange. As a result:

•	you should not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

•	your holding period for the New Notes should include your holding period for the Old Notes; and

•	your basis in the New Notes should equal your basis in the Old Notes.

If you are considering exchanging your Old Notes for New Notes, you should consult your own tax advisor concerning the tax consequences of the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date for the exchange offer, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes other than dealers’ and brokers’ discounts, commissions and counsel fees) and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Prior to the exchange offer, there has been no public market for the Old Notes. We do not intend to apply for listing of the New Notes on any securities exchange. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes develops, the market value of the New Notes will depend on market conditions (including yields on alternative investments and general economic conditions), our financial condition and other conditions. Those conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

We have not agreed to compensate broker-dealers who effect the exchange of Old Notes on behalf of holders.

LEGAL MATTERS

Certain legal matters in connection with the New Notes offered hereby will be passed upon for us by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements as of March 31, 2007 and 2006 and the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the 2006 and 2007 consolidated financial statements and related consolidated financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R), as of March 31, 2007, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance One International, Inc. and subsidiaries at March 31, 2005 and for the year then ended, appearing in Alliance One International, Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended March 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.